Exhibit 99.2

OneBeacon Insurance Companies Runoff Sale: 10.18.12

© 2012 OneBeacon Insurance Group, Ltd. 2 Safe Harbor Statement 1 Forward-looking statements contained in this presentation are based on the company's assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. OneBeacon's forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, adequacy of reserves, risks associated with implementing business strategies, levels and pricing of new and renewal business achieved, credit, interest, currency and other risks associated with the company's investment portfolio, changes in accounting policies, and other factors identified in the company's Forms 10-Q and 10-K filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The company disclaims any obligation to publicly update or revise any forward-looking information or statements.

OneBeacon Journey to Specialty ($ in millions) 2001 – WTM acquisition; Liberty Mutual renewal rights deal and transformation to super-regional 2002 – OneBeacon Professional Insurance formed 2004 – OneBeacon Specialty Property formed; ASIC “specialty commercial” renewal rights acquired 2005 – Financial Services and Lawyers Liability businesses formed 2006 – IPO; OneBeacon Accident Group formed 2007 – Hagerty partnership; OneBeacon Government Risks formed 2008 – OneBeacon Entertainment (formerly EBI) acquired 2009 – Commercial Lines renewal rights sold; OneBeacon Energy Group formed 2010 – Excess & Surplus Lines business formed; Personal Lines sold 2011 – AutoOne sold 2012 – OneBeacon Programs and OneBeacon Surety Group added 2013 – Expected Runoff sale closing, journey completed 2 2 © 2012 OneBeacon Insurance Group, Ltd. $- $500 $1,000 $1,500 $2,000 $2,500 $3,000 $3,500 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 NWP 60% 70% 80% 90% 100% 110% 120% 130% 140% GAAP Combined Ratio Specialty Insurance Operations (SIO) OneBeacon Insurance Group (OBIG) OBIG GAAP Combined Ratio SIO GAAP Combined Ratio

© 2012 OneBeacon Insurance Group, Ltd. 2 Agreement to Sell Runoff - Rationale Fully completes the transition to a pure Specialty company. Eliminates the liabilities and exposure to legacy business, including A&E. Allows management to spend more time on highly profitable specialty businesses. $101 million GAAP after-tax loss on transaction, while significant, is in line with economics of keeping the Runoff business. No statutory loss on sale. Frees up over $100 million of capital, net of the loss, improving financial flexibility. Positions OneBeacon to produce improved returns without the drag from Runoff. 3

© 2012 OneBeacon Insurance Group, Ltd. 3 Primary Deal Terms & Timing OBIC (including subsidiaries) capitalized at 200% of Authorized Control Level RBC capital; Potomac capitalized as is ($11 million of surplus). At 9.30.12: $137 million Runoff reserves transferring = 9.30.12 held reserves adjusted for paid losses from 9.30.12 to the sale close date. Held reserves at 9.30.12: Gross: $2.2 billion Net: $256 million GAAP loss recorded Q3 2012; Runoff reported as discontinued operations. Estimated closing: second half 2013. Potential surplus note if additional capital is required by regulatory reviews. 4

OneBeacon Insurance Companies Runoff Sale: 10.18.12